Exhibit 99.1

Fulcrum Therapeutics Appoints Judith A. Dunn, Ph.D. as President of Research and Development

CAMBRIDGE, Mass., March 24, 2021 – Fulcrum Therapeutics, Inc. (Nasdaq: FULC), a clinical-stage biopharmaceutical company focused on improving the lives of patients with genetically defined rare diseases, today announced that Judith A. Dunn, Ph.D. has been appointed President of Research and Development. Dr. Dunn has held multiple leadership roles in global research and drug development spanning from discovery through commercialization. Most recently, she supported the development of new companies targeting areas of unmet need in neuroscience as an Entrepreneur in Residence at Atlas Venture.

“We are honored to have Dr. Dunn join Fulcrum to expand our R&D leadership team, particularly as we move toward significant advancements with our losmapimod and FTX-6058 development programs,” said Bryan E. Stuart, Fulcrum’s incoming president and chief executive officer. “Our product engine and industry collaborations position us to advance many new opportunities in discovery and drug development in the months and years ahead. Judy’s outstanding experience with over 25 years in drug discovery and clinical development will be an important resource for us as we work to advance these programs.”

“I am thrilled to take on this role at Fulcrum,” said Dr. Dunn. “I was very impressed with the productivity and potential of Fulcrum’s product engine, which has already generated two important programs for FSHD and select hemoglobinopathies, including sickle cell disease. I’m also excited for the advances in research and development, including bringing forward two INDs over the next 24 months. FulcrumSeek’s ability to generate and integrate functional, morphological and transcriptional data with great precision enables rapid identification of novel targets across a wide variety of diseases. I look forward to working with the team to continue to advance programs to treat the root causes of genetically defined rare diseases.”

Prior to Atlas, Dr. Dunn served as Vice President of Clinical Development at Roche and was previously head of the Roche Innovation Center in New York City. She also supported the establishment of the Empire Discovery Institute, a New York State initiative to support progression of early stage research to clinical application. She has additionally held positions in both the research and commercial divisions of Pfizer and led clinical programs in psychiatry at Sunovion (Sepracor). Dr. Dunn received a postdoctoral fellowship in new drug development from Pfizer, a training fellowship in neuropharmacology from the Center for Brain Research, a Doctor of Philosophy, Developmental Neurobiology from Wesleyan University and a Bachelor of Science, Neurobiology from the University of Rochester.

About Fulcrum Therapeutics

Fulcrum Therapeutics is a clinical-stage biopharmaceutical company focused on improving the lives of patients with genetically defined rare diseases in areas of high unmet medical need. Fulcrum’s proprietary product engine identifies drug targets which can modulate gene expression to treat the known root cause of gene mis-expression. The company has advanced losmapimod to Phase 2 clinical development for the treatment of facioscapulohumeral muscular dystrophy (FSHD). Fulcrum has also advanced FTX-6058, a small molecule designed to increase expression of fetal hemoglobin for the treatment of sickle cell disease and beta-thalassemia into Phase 1 clinical development.

Please visit www.fulcrumtx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties, and other important factors, in the Company’s most recent filings with the Securities and Exchange Commission.

Contact:

Investors:

Christi Waarich

Director, Investor Relations and

Corporate Communications

617-651-8664

cwaarich@fulcrumtx.com

Stephanie Ascher

Stern Investor Relations, Inc.

stephanie.ascher@sternir.com

212-362-1200

Media:

Kaitlin Gallagher

Berry & Company Public Relations

kgallagher@berrypr.com

212-253-8881